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                                                                    EXHIBIT 99.3



                                                          [SLI LOGO]

                                                          Corporate Headquarters
                                                          500 Chapman Street
                                                          Canton, MA 02021
                                                          Tel. 781-828-2948
                                                          Fax 781-828-2012


                                                          FOR IMMEDIATE RELEASE


                           SLI EMERGES FROM CHAPTER 11

Canton, MA - July 1 - SLI INTERNATIONAL HOLDINGS, LLC, f/k/a SLI, Inc. ("SLI" or the "Company"), announced today that its plan of reorganization became effective yesterday, June 30, 2003, and the Company and its U.S. subsidiaries have emerged from Chapter 11 protection as a private company, with renewed financial strength and a streamlined capital structure.

The Company announced that SLI, Inc. has been converted to a Delaware limited liability company, and its name has been changed to SLI International Holdings, LLC.

"This is a positive result, and one that we have all worked hard to achieve," said a spokesperson from the Company. "We want to thank our employees, who stayed focused on the goal of reorganizing, and our customers and suppliers for their support. With the reorganization completed, the Company's financial health has been restored and it is well positioned to continue its leadership in the lighting systems industry."

As previously announced and in accordance with the Plan, effective upon today's emergence, holders of prepetition secured claims received 100% of the equity in reorganized SLI. Holders of general unsecured claims will receive a pro rata distribution of an agreed upon cash payment, which was funded today into trust for them, and an interest in a litigation trust which will pursue certain preference and other claims. Under the Plan and effective today, all existing shares of stock of SLI, Inc. were cancelled and there is no recovery for SLI's prepetition stockholders.

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To further enhance the financial condition of reorganized SLI and cover the costs to emerge from bankruptcy, holders of prepetition secured claims purchased new equity in reorganized SLI in the aggregate amount of approximately $26 million and advanced loans to reorganized SLI's subsidiaries aggregating $20 million. The membership interests in reorganized SLI issued under the Plan of Reorganization are not expected to trade publicly.

SLI is a vertically integrated designer, manufacturer and seller of lighting systems, which are comprised of lamps and fixtures. The Company offers a complete range of lamps (incandescent, fluorescent, compact fluorescent, high intensity discharge, halogen, miniature incandescent, neon, LED and special lamps). The Company also offers a comprehensive range of fixtures. The Company serves a diverse international customer base and markets, has 35 plants in 11 countries and operates throughout the world. The Company believes that it is also the #1 global supplier of miniature lighting products for automotive instrumentation.

SLI and its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware on September 9, 2002. The joint Plan of Reorganization for SLI and its US subsidiaries was confirmed by order of the Bankruptcy Court on June 19, 2003.


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